Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		James Ivey, SVP & CAO
Englewood, CO 80112-5000		Nancy Masten, SVP & CAO Andy Schroeder, VP Finance & Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

THE BOARD OF THE GENERAL PARTNER OF MARKWEST ENERGY PARTNERS ELECTS NANCY K. MASTEN TO CHIEF ACCOUNTING OFFICER

DENVER— November 9, 2005 —The Board of the General Partner of MarkWest Energy Partners, L.P. (AMEX: MWE), announces that it has named Nancy K. Masten as Senior Vice President and Chief Accounting Officer.  Ms. Masten joins MarkWest with a wealth of experience in accounting, taxation, securities law, and management.

Ms. Masten’s responsibilities as Chief Accounting Officer will include all accounting, taxation, and financial reporting functions.  Ms. Masten joins MarkWest from Abbott Laboratories, where she had been Chief Financial Officer of Experimental and Applied Sciences, Inc. (EAS), a wholly-owned subsidiary of  the Ohio-based Ross Products Division.  Prior to joining Abbott Laboratories in 2004, Ms. Masten served as Vice President of Taxation at TransMontaigne, Inc.  Before her career in industry, she worked at Ernst & Young for twelve years, most recently as a Tax Partner.  She earned a B.S. in Accounting from the University of Kansas and is a licensed CPA in the State of Colorado.   In addition to her professional accomplishments, Ms. Masten has served her community as an active volunteer firefighter and Emergency Medical Technician for several years.

 “We are extremely pleased with the addition of Nancy to our senior management team,” said Frank Semple, President and CEO. “Her leadership and experience will be instrumental in enhancing our ability to meet the ongoing accounting, tax, and financial reporting requirements for our rapidly expanding company.”

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MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets.  It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan.  Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities.  It also has a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

 This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for 2004, as filed with the SEC.